News Release
CONTACT:
Roni Imbeaux
Vice President, Finance and Investor Relations
404-407-1104
rimbeaux@cousins.com

COUSINS PROPERTIES RAISES 2019 EARNINGS GUIDANCE
Increase Driven by Three Strategic Atlanta Transactions

ATLANTA (March 4, 2019) — Cousins Properties (NYSE: CUZ) announced today that it has entered into three strategic transactions in Atlanta that increase its 2019 earnings guidance. Based on these transactions, the Company is raising its 2019 net income guidance from $0.27 to $0.29 per share to $0.35 to $0.38 per share and its 2019 FFO guidance from $0.61 to $0.65 per share to $0.70 to $0.75 per share.

On February 26, 2019, Cousins closed on the sale of its air rights that cover approximately eight acres within an area of Downtown Atlanta known as The Gulch to developer CIM Group for a gross sale price of $13.25 million. As part of the agreement with CIM, under certain conditions, Cousins retains office development rights on the Gulch site.

On March 1, 2019, Cousins entered into an agreement to develop 650 West Peachtree in Midtown Atlanta on a site it recently acquired near Georgia Tech. Cousins sold the site to Norfolk Southern for its new headquarters and will serve as fee developer. Construction will commence in the first quarter of 2019 with delivery targeted for the third quarter of 2021.

Concurrent with the agreement to develop 650 West Peachtree, Cousins also closed on the acquisition of 1200 Peachtree, a 370,000 square-foot Class A office building located in Midtown Atlanta adjacent to its Promenade office tower. 1200 Peachtree is 100% leased to Norfolk Southern through year-end 2021.

“We are excited that Norfolk Southern has chosen Atlanta to be its new home and selected Cousins to be its development partner,” said Colin Connolly, President and Chief Executive Officer of Cousins. “While the sale of our air rights to CIM and the development agreement at 650 West Peachtree will have an immediate positive impact on our earnings, we are also excited about the longer-term value creation opportunity from our acquisition of 1200 Peachtree and the future development rights we retained in The Gulch.”

Please refer to the Investor Relations page of Cousins’ website for a presentation with additional information on the transactions discussed above.

The Company leaves unchanged the previously provided assumptions to its 2019 net income and FFO guidance, except for the following updates:

•	Gain on land sale of $13.1 million, due to the sale of The Gulch air rights, which had no basis on the Company’s balance sheet.

•
Fee and other income of $28 million to $30 million, up from the previous range of $7 million to $9 million, due to the portion of fees associated with the development of 650 West Peachtree that will be recognized during 2019.

•	The acquisition of 1200 Peachtree for $82 million and the associated GAAP NOI of $8 million that will be recognized for the 10 months of ownership during 2019.

•	Interest and other expenses of $49.5 million to $51.5 million, up from the previous range of $48.5 million to $50.5 million.

A reconciliation of projected net income per share to projected FFO per share is provided as follows:

	Full Year 2019 Range
	Low	High
Net income per share	$0.35	$0.38
Add: Real estate depreciation and amortization	0.44	0.44
Less: Gain on sale of depreciated real estate	(0.09)	(0.07)
Funds From Operations per share	$0.70	$0.75

The Company's guidance is provided for information purposes based on current plans and assumptions and is subject to change.

About Cousins Properties
Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.